UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 4, 2011

FLOWSERVE CORPORATION

(Exact Name of Registrant as Specified in its Charter)

New York	1-13179	31-0267900
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5215 N. O’Connor Blvd., Suite 2300, Irving, Texas		75039
(Address of Principal Executive Offices)		(Zip Code)

(972) 443-6500

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On October 4, 2011, Flowserve Corporation, a New York corporation (the “Company”), issued a press release announcing that the Company has entered into an agreement to acquire Lawrence Pumps, Inc. (“LPI”), a privately-owned, U.S.-based company specializing in the design, development and manufacture of engineered centrifugal pumps for critical services within the petroleum refining, petrochemical, pulp and paper and energy markets.

The acquisition is expected to close in the fourth quarter of 2011 and is subject to customary closing conditions, including the receipt of regulatory approval in the U.S. Upon closing, 100% of LPI’s outstanding equity will be acquired in a cash transaction valued at approximately $89 million. The Company and LPI intend to jointly elect and report the transaction as an asset acquisition for U.S. income tax purposes under section 338(h)(10) of the Internal Revenue Code, which is designed to create a more favorable tax treatment for the Company. The Company intends to fund the transaction proceeds with cash on hand. The other terms of the acquisition have not been disclosed.

A copy of the press release referenced above is included with this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press Release, dated October 4, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLOWSERVE CORPORATION

Dated: October 4, 2011	By:	/S/ RONALD F. SHUFF
Ronald F. Shuff
Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated October 4, 2011.